KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS THIRD QUARTER 2011 RESULTS

DALLAS, TEXAS . . . November 9, 2011 . . . Keystone Consolidated Industries, Inc. (OTCQB: KYCN), reported net income of $5.4 million, or $0.45 per diluted share, in the third quarter of 2011 as compared to net income of $2.3 million, or $0.19 per diluted share, in the third quarter of 2010.  The increase in net income was primarily due to increased shipment volumes, a higher margin between selling prices and raw material costs and a $3.5 million higher defined benefit pension credit during the third quarter of 2011.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income before pension and OPEB expense or credits.  A reconciliation of operating income as reported to operating income adjusted for pension and OPEB expense or credits is set forth in the following table.

	Three months ended
	September 30,
	2010	2011
	(In thousands)

Operating income as reported	$4,179	$9,237
Defined benefit pension credit	(1,211)	(4,750)
OPEB credit	(1,342)	(1,299)
Operating income before pension and OPEB	$1,626	$3,188

Operating income before pension and OPEB for the third quarter of 2011 increased as compared to the prior year primarily due to the net effects of the following factors:

•	increased shipment volumes,
•	a higher margin between selling prices and raw material costs,
•	increased costs of production due to outages related to malfunctioning equipment and frequent mill changes to meet customer orders,
•	higher self insurance costs, and
•	increased accrued incentive compensation expense due to higher profitability.

Primarily due to an $86 million increase in Keystone’s pension plans’ assets during 2010, the Company currently expects to record a defined benefit pension credit of $19.0 million during 2011 as compared to the $4.7 million defined benefit pension credit recorded during 2010.  Accordingly, Keystone recorded a defined benefit pension credit of $4.8 million during the third quarter of 2011 as compared to the $1.2 million credit recorded during the third quarter of 2010.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy),
•	Availability of raw materials,
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products (including low-priced imports) and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation, U.S. EPA investigations and audits conducted by the Internal Revenue Service,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	The ability of the Company’s customers to obtain adequate credit,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB expense or credits, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income before pension and OPEB expense or credits provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire and wire rod.  Keystone also manufactures wire mesh, coiled rebar, steel bar and other products.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is quoted on the OTCQB (Symbol: KYCN).

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KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Summary of Operations
(In thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2011	2010	2011
	(unaudited)		(unaudited)

Net sales	$113,608	$140,973	$348,321	$431,091
Cost of goods sold	(108,100)	(132,129)	(317,584)	(394,243)

Gross margin	$5,508	$8,844	$30,737	$36,848

Operating income	$4,179	$9,237	$23,134	$37,818

Income before income taxes	$3,802	$9,031	$21,839	$37,557
Provision for income taxes	(1,483)	(3,595)	(8,396)	(15,442)
Net income	$2,319	$5,436	$13,443	$22,115

Basic and diluted net income per share	$0.19	$0.45	$1.11	$1.83

Basic and diluted weighted average
shares outstanding	$12,102	12,102	12,102	12,102